EXHIBIT 99.1

January 21, 2020FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter and

Annual Earnings of $1.24 and $5.14 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Year Ended December 31, 2019:

•Total Loans:  Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $99.2 million, or 2.1%, from December 31, 2018, to December 31, 2019.  This increase was primarily in commercial real estate loans, owner occupied one- to four-family residential loans and other residential (multi-family) loans.  These increases were partially offset by decreases in consumer auto loans and construction loans.  Total gross loans increased $33.9 million from September 30, 2019. The FDIC-acquired loan portfolios had net decreases totaling $40.4 million during the year ended December 31, 2019.  Outstanding net loan receivable balances increased $165.0 million, from $3.99 billion at December 31, 2018 to $4.15 billion at December 31, 2019, and decreased $2.7 million from September 30, 2019.

•Asset Quality:  Non-performing assets and potential problem loans, excluding those acquired in FDIC-assisted transactions (which are accounted for and analyzed as loan pools rather than individual loans), totaled $12.5 million at December 31, 2019, a decrease of $879,000 from $13.4 million at September 30, 2019 and a decrease of $2.6 million from $15.1 million at December 31, 2018.  Non-performing assets at December 31, 2019 were $8.2 million (0.16% of total assets), down $820,000 from $9.0 million (0.18% of total assets) at September 30, 2019 and down $3.6 million from $11.8 million (0.25 % of total assets) at December 31, 2018.

•Net Interest Income: Net interest income for the fourth quarter of 2019 increased $387,000 to $44.9 million compared to $44.6 million for the fourth quarter of 2018, and decreased $1.0 million compared to $45.9 million for the third quarter of 2019.  Net interest margin was 3.82% for the quarter ended December 31, 2019, compared to 4.07% for the fourth quarter of 2018 and 3.95% for the quarter ended September 30, 2019. The decrease in net interest margin compared to the third quarter of 2019 was due to decreases in the average yield on loans and other interest-earning assets, partially offset by decreases in the average interest rates paid on deposits and other borrowings.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 19, 14 and 20 basis points for the quarters ended December 31, 2019, December 31, 2018, and September 30, 2019, respectively.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

•Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators.  On a preliminary basis, as of December 31, 2019, the Company’s Tier 1 Leverage Ratio was 11.8%, Common Equity Tier 1 Capital Ratio was 12.0%, Tier 1 Capital Ratio was 12.5%, and Total Capital Ratio was 15.0%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended December 31, 2019, were $1.24 per diluted common share ($17.9 million available to common shareholders) compared to $1.21 per diluted common share ($17.3 million available to common shareholders) for the three months ended December 31, 2018.

Preliminary earnings for the year ended December 31, 2019, were $5.14 per diluted common share ($73.6 million available to common shareholders) compared to $4.71 per diluted common share ($67.1 million available to common shareholders) for the year ended December 31, 2018.

For the quarter ended December 31, 2019, annualized return on average common equity was 11.78%, return on average assets was 1.44%, and net interest margin was 3.82%, compared to 13.34%, 1.50% and 4.07%, respectively, for the quarter ended December 31, 2018.  For the year ended December 31, 2019, annualized return on average common equity was 12.88%, return on average assets was 1.52%, and net interest margin was 3.95%, compared to 13.46%, 1.49% and 3.99%, respectively, for the year ended December 31, 2018.

President and CEO Joseph W. Turner commented, “We are pleased overall with fourth quarter results as earnings remained strong even as we experienced moderate sluggishness in commercial loan demand. For the full year 2019 we achieved the highest annual net income and earnings per share in the history of our Company, which underscores the hard work and commitment of our more than 1,200 associates.

“Return on average assets, return on average common equity and efficiency ratio were all favorable for the fourth quarter at 1.44%, 11.78%, and 56.11%, respectively. Capital remained strong and our book value per share continued to grow. Reflecting our strong financial position, we were pleased to declare a fourth quarter dividend of $0.34 per share in December 2019 and a special cash dividend of $1.00 per share in mid-January 2020.  Credit quality metrics remained strong with historically low levels of non-performing assets.  In the fourth quarter our net charge-offs were $762,000, with over half of that amount from our automobile loan portfolio.

“As anticipated, we experienced some margin compression during the quarter. Strong pricing competition for loans and deposits continues in most of our markets. Reported net interest margin was 3.82% in the fourth quarter of 2019, compared to 3.95% in the third quarter of 2019 and 4.07% in the 2018 fourth quarter. Compared to the 2019 third quarter, compression in our margin was caused primarily by decreases in the average yield on loans and other interest-earning assets (due primarily to decreases in market interest rates in the third and fourth quarters), partially offset by decreases in average interest rates on deposits and other borrowings.”

Turner continued, “Total gross loan balances, which include unfunded loans, increased $99 million from the end of 2018, and grew $34 million from the end of the third quarter of 2019. Loan growth was primarily in commercial real estate loans, owner-occupied one- to four-family residential loans and multi-family loans.  Outstanding net loan receivable balances increased $165 million from the end of 2018 and our loan pipeline remains strong across the franchise.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net interest income	$44,943	$44,556	$180,392	$168,192
Provision for loan losses	650	1,950	6,150	7,150
Non-interest income	7,694	7,220	30,957	36,218
Non-interest expense	29,536	28,773	115,138	115,310
Provision for income taxes	4,559	3,765	16,449	14,841
Net income and net income available to common shareholders	$17,892	$17,288	$73,612	$67,109

Earnings per diluted common share	$1.24	$1.21	$5.14	$4.71

NET INTEREST INCOME

Net interest income for the fourth quarter of 2019 increased $387,000 to $44.9 million compared to $44.6 million for the fourth quarter of 2018.  Net interest margin was 3.82% in the fourth quarter of 2019, compared to 4.07% in the same period of 2018, a decrease of 25 basis points.  For the three months ended December 31, 2019, the net interest margin decreased 13 basis points compared to the net interest margin of 3.95% in the three months ended September 30, 2019.  The decrease in the margin from the prior year fourth quarter was primarily the result of an increase in the average interest rates paid on deposits and other borrowings, as well as decreases in the average yield on loans and other interest-earning assets.  The decrease in the margin from the three months ended September 30, 2019, was primarily due to decreases in the average yield on loans and other interest-earning assets, partially offset by decreases in average interest rates paid on deposits and other borrowings. The average interest rate spread was 3.49% for the three months ended December 31, 2019, compared to 3.79% for the three months ended December 31, 2018 and 3.61% for the three months ended September 30, 2019.

Net interest income for the year ended December 31, 2019 increased $12.2 million to $180.4 million compared to $168.2 million for the year ended December 31, 2018.  Net interest margin was 3.95% for the year ended December 31, 2019, compared to 3.99% for 2018, a decrease of four basis points.  The average interest rate spread was 3.62% for the year ended December 31, 2019, compared to 3.75% for the year ended December 31, 2018.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans.  The notional amount of the swap is $400 million with a termination date in October 2025.  Under the terms of the swap, the Company receives a fixed rate of interest of 3.018% and pays a floating rate of interest equal to one-month USD-LIBOR.  The floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly.  The initial floating rate of interest was set at 2.277%, with monthly adjustments to the floating rate occurring after that time.  To the extent that the fixed rate continues to exceed one-month USD-LIBOR, the Company will receive net interest settlements, which will be recorded as loan interest income.  If one-month USD-LIBOR exceeds the fixed rate of interest in future periods, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans.  The Company recorded loan interest income related to this swap transaction of $1.2 million and $3.1 million, respectively, in the three months and year ended December 31, 2019.

The Company’s net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the FDIC-assisted transactions. On an ongoing basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time).  Additional estimated cash flows (reclassification of discounts from non-accretable to accretable) totaling approximately $1.9 million and $12.3 million were recorded in the three months and year ended December 31, 2019, respectively, related to these loan pools.

The impact to income of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	December 31, 2019		December 31, 2018
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$2,271	19 bps	$1,482	14 bps
Net impact to pre-tax income	$2,271		$1,482

	Year Ended
	December 31, 2019		December 31, 2018
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$7,433	16 bps	$5,134	12 bps
Net impact to pre-tax income	$7,433		$5,134

Because the balance of these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $7.6 million. Of the remaining adjustments affecting interest income, we expect to recognize $5.6 million of interest income during 2020.  In the first quarter of 2020, we will adopt the new accounting standard related to accounting for credit losses.  With the adoption of this standard, there will be no more reclassification of discounts from non-accretable to accretable subsequent to December 31, 2019.  All adjustments made prior to December 31, 2019 will continue to be accreted to interest income.

Excluding the impact of the additional yield accretion, net interest margin for the three months and year ended December 31, 2019, decreased 30 basis points when compared to the three months ended December 31, 2018 and decreased eight basis points when compared to the year ended December 31, 2018.  The compression in our margin during the three months ended December 31, 2019, was caused primarily by higher average interest rates on deposits and borrowings and lower yields on loans due to lower LIBOR interest rates.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended December 31, 2019, non-interest income increased $474,000 to $7.7 million when compared to the quarter ended December 31, 2018, primarily as a result of the following items:

•Other income:  Other income increased $400,000 compared to the prior year quarter.  The Company recognized approximately $222,000 in income related to interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties.  The Company also recognized approximately $184,000 in income related to the exit of certain tax credit partnerships in 2019.

•Net gains on loan sales:  Net gains on loan sales increased $612,000 compared to the prior year quarter.  The increase was due to an increase in originations of fixed-rate loans during the 2019 period compared to the 2018 period.  Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. In 2019, the Company began originating SBA loans with the intention of selling the guaranteed portion in the secondary market.  During the 2019 fourth quarter, a net gain on sale of $122,000 was recorded related to SBA loan sales.

•Service charges and ATM fees:  Service charges and ATM fees decreased $494,000 compared to the prior year period.  This decrease was primarily due to a decrease in net ATM transaction fees.  This decrease resulted from less volume of transactions that generate such fee income and increased costs per transaction.

For the year ended December 31, 2019, non-interest income decreased $5.3 million to $31.0 million when compared to the year ended December 31, 2018, primarily as a result of the following items:

•Gain on sale of business units: On July 20, 2018, the Company closed on the sale of four banking centers in the Omaha, Neb., metropolitan market. The Bank sold branch deposits of approximately $56 million and sold substantially all branch-related real estate, fixed assets and ATMs. The Company recorded a pre-tax gain of $7.4 million on the sale during the 2018 period.

•Other income:  Other income increased $2.8 million compared to the prior year.  This increase was primarily due to gains totaling $677,000 in 2019 from the sale of, or recovery of, receivables and assets that were acquired several years ago in FDIC-assisted transactions.  In addition, the Company recognized approximately $1.1 million more in income as a result of the new debit card contracts than was recognized in the prior year.  These contracts became effective at the beginning of 2019.  The Company recognized approximately $787,000 in income related to interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties in 2019 compared to $50,000 in 2018.  The Company also recognized approximately $184,000 in income related to the exit of certain tax credit partnerships in 2019.

•Service charges and ATM fees:  Service charges and ATM fees decreased $797,000 compared to the prior year.  This decrease was primarily due to a decrease in net ATM transaction fees and a decrease in overdraft and insufficient funds fees on customer accounts due to decreased levels of such activity.  This decrease was partially offset by an increase in point-of-sale transaction fees due to a higher volume of such transactions in 2019.  The decrease in net ATM transaction fees resulted from less volume of transactions that generate such fee income and increased costs per transaction.

•Net gains on loan sales:  Net gains on loan sales increased $819,000 compared to the prior year. This increase was primarily due to an increase in originations of fixed-rate loans during 2019 as discussed above and the Company’s origination of SBA loans where the guaranteed portion was sold in the secondary market.  During 2019, a net gain on sale of $230,000 was recorded related to SBA loan sales.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2019, non-interest expense increased $763,000 to $29.5 million when compared to the quarter ended December 31, 2018, primarily as a result of the following items:

•Salaries and employee benefits:  Salaries and employee benefits increased $845,000 from the prior year quarter.  The increase was primarily due to increased incentives in lending and operations areas, annual employee compensation merit increases and staffing additions in lending areas, including the new loan production offices opened in Atlanta and Denver in late 2018.

•Insurance:  Insurance expense decreased $324,000 from the prior year quarter. This decrease was primarily due to a decrease in FDIC deposit insurance premiums.  The Bank has a credit with the FDIC for a portion of premiums previously paid to the deposit insurance fund. The deposit insurance fund balance was sufficient to result in no premium being due for the three months ended December 31, 2019. The Bank’s remaining credit balance should be sufficient to result in no deposit insurance premiums for the first quarter of 2020, provided the deposit insurance fund balance remains at a sufficient level under the banking regulations.

•Net occupancy expense:  Net occupancy expense increased $361,000 compared to the prior year quarter.  This is primarily related to increased depreciation on new ATM/ITMs and ATM operating software upgrades implemented during the period.

•Professional fees:  Professional fees decreased $449,000 from the prior year quarter. During the three months ended December 31, 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. In conjunction with this derivative transaction, the Company paid a one-time fee to its advisor of $388,000.

For the year ended December 31, 2019, non-interest expense decreased $172,000 to $115.1 million when compared to the year ended December 31, 2018, primarily as a result of the following items:

•Expense on other real estate owned and repossessions:  Expense on other real estate owned and repossessions decreased $2.7 million compared to the prior year primarily due to higher valuation write-downs of certain foreclosed assets and higher levels of expense related to consumer repossessions in the prior year.  During 2018, valuation write-downs of certain foreclosed assets totaled approximately $3.6 million, while valuation write-downs in 2019 totaled approximately $958,000.

•Net occupancy expense:  Net occupancy expense increased $589,000 in the year ended December 31, 2019 compared to the prior year.  This is primarily related to the ATM/ITM items discussed above.

•Professional fees:  Professional fees decreased $799,000 in the year ended December 31, 2019 compared to the prior year.  During the year ended December 31, 2018, the Company paid a one-time fee to its advisor for the interest rate swap transaction, as described above. Legal fees also decreased as a result of fewer foreclosures and repossessions in 2019.

•Insurance:  Insurance decreased $659,000 from the prior year. This decrease was primarily due to a decrease in FDIC deposit insurance premiums for the last six months of 2019, as described above.

•Salaries and employee benefits:  Salaries and employee benefits increased $3.0 million from the prior year.  This is primarily related to the salary and benefit items discussed above.

The Company’s efficiency ratio for the quarter ended December 31, 2019, was 56.11% compared to 55.57% for the same quarter in 2018. The efficiency ratio for the year ended December 31, 2019, was 54.48% compared to 56.41% for 2018.  The higher efficiency ratio in the 2019 three-month period was primarily due to an increase in non-interest expense.  The decrease in the ratio for the year ended December 31, 2019 was primarily due to an increase in net interest income partially offset by a decrease in non-interest income due to the gain on sale of certain branches and deposits in 2018.  The Company’s ratio of non-interest expense to average assets was 2.38% and 2.37% for the three months and year ended December 31, 2019, respectively, compared to 2.49% and 2.56% for the three months and year ended December 31, 2018, respectively.  The decreases in the current three month and one year period ratios were primarily due to an increase in average assets in the 2019 periods compared to the 2018 periods.  Average assets for the quarter ended December 31, 2019, increased $343.7 million, or 7.4%, from the quarter ended December 31, 2018, primarily due to increases in loans receivable and investment securities.  Average assets for the year ended December 31, 2019, increased $351.7 million, or 7.8%, from the year ended December 31, 2018, primarily due to increases in loans receivable and investment securities.

INCOME TAXES

On December 22, 2017, H.R.1, originally known as the Tax Cuts and Jobs Act (the “TCJ Act”), was signed into law. Among other things, the TCJ Act permanently lowered the corporate federal income tax rate to 21% from the prior maximum rate of 35%, effective for tax years including or commencing January 1, 2018.  The Company currently expects its effective tax rate (combined federal and state) to be approximately 17.0% to 18.5% in 2019 and future years, mainly as a result of the TCJ Act.

For the three months ended December 31, 2019 and 2018, the Company's effective tax rate was 20.3% and 17.9%, respectively.  For the years ended December 31, 2019 and 2018, the Company's effective tax rate was 18.3% and 18.1%, respectively.  These effective rates were lower than the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate.  The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.  The Company's effective income tax rate is currently expected to continue to be less than the statutory rate due primarily to the factors noted above.

CAPITAL

As of December 31, 2019, total stockholders’ equity and common stockholders’ equity were each $603.1 million (12.0% of total assets), equivalent to a book value of $42.29 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2018, were each $532.0 million (11.4% of total assets), equivalent to a book value of $37.59 per common share.  At December 31, 2019, the Company’s tangible common equity to tangible assets ratio was 11.9%, compared to 11.2% at December 31, 2018. Included in stockholders’ equity at December 31, 2019 and 2018, were unrealized gains (net of taxes) on the Company’s available-for-sale investment securities and cash flow hedges (interest rate swap) totaling $32.2 million and $9.6 million, respectively.  This increase in unrealized gains primarily resulted from lower market interest rates which increased the fair value of the derivatives and investment securities.

On a preliminary basis, as of December 31, 2019, the Company’s Tier 1 Leverage Ratio was 11.8%, Common Equity Tier 1 Capital Ratio was 12.0%, Tier 1 Capital Ratio was 12.5%, and Total Capital Ratio was 15.0%.  On December 31, 2019, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 12.3%, Common Equity Tier 1 Capital Ratio was 13.1%, Tier 1 Capital Ratio was 13.1%, and Total Capital Ratio was 14.0%.

During the three months ended December 31, 2019, the Company did not repurchase any shares of its common stock and declared a regular cash dividend of $0.34 per common share.  In January 2020, the Company declared a special cash dividend of $1.00 per common share, payable on February 10, 2020, to shareholders of record as of January 27, 2020.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $99.2 million, or 2.1%, from December 31, 2018, to December 31, 2019.  This increase was primarily in commercial real estate loans ($123 million), owner occupied one- to four-family residential loans ($110 million) and other residential (multi-family) loans ($81 million).  These increases were partially offset by decreases in construction loans ($88 million) and consumer auto loans ($102 million).  Total gross loans increased $33.9 million from September 30, 2019. The FDIC-acquired loan portfolios had net decreases totaling $40 million during the year ended December 31, 2019. Outstanding net loan receivable balances increased $165.0 million, from $3.99 billion at December 31, 2018 to $4.15 billion at December 31, 2019, and decreased $2.7 million from September 30, 2019.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	December 2019	September 2019	June 2019	March 2019	December 2018	December 2017
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$155,831	$152,828	$153,871	$154,400	$150,948	$133,587
Secured by real estate (not one- to four-family)	19,512	20,003	13,237	10,450	11,063	10,836
Not secured by real estate - commercial business	83,782	92,095	80,887	83,520	87,480	113,317

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	48,213	38,323	28,023	33,818	37,162	20,919
Secured by real estate (not one-to four-family)	798,810	773,375	818,047	831,155	906,006	718,277

Loan commitments not closed
Secured by real estate (one-to four-family)	69,295	55,989	49,694	36,945	24,253	23,340
Secured by real estate (not one-to four-family)	92,434	176,138	110,647	134,607	104,871	156,658
Not secured by real estate - commercial business	—	4,535	4,535	—	405	4,870

	$1,267,877	$1,313,286	$1,258,941	$1,284,895	$1,322,188	$1,181,804

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes is sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended December 31, 2019 was $650,000 compared with $2.0 million for the quarter ended December 31, 2018.  The provision for loan losses for the year ended December 31, 2019 was $6.2 million compared with $7.2 million for the year ended December 31, 2018.  At December 31, 2019 and 2018, the allowance for loan losses was $40.3 million and $38.4 million, respectively.  Total net charge-offs were $762,000 and $1.0 million for the three months ended December 31, 2019 and 2018, respectively.  During the quarter ended December 31, 2019, $428,000 of the $762,000 of net charge-offs were in the consumer auto category. Total net charge-offs were $4.3 million and $5.2 million for the year ended December 31, 2019 and 2018, respectively.  During the year ended December 31, 2019, $2.9 million of the

$4.3 million of net charge-offs were in the consumer auto category. In addition, two unrelated commercial loan relationships were responsible for $560,000 of the total net charge-offs during the year ended December 31, 2019.  In response to a more challenging consumer credit environment, the Company tightened its underwriting guidelines on automobile lending in the latter part of 2016.  Management took this step in an effort to improve credit quality in the portfolio and reduce delinquencies and charge-offs.  This action also resulted in a lower level of origination volume and, as such, the outstanding balance of the Company's automobile loans continued to decline in the year ended December 31, 2019.  We have seen and expect to continue to see more rapid reductions in the automobile loan outstanding balance as we determined in February 2019 to cease providing indirect lending services to automobile dealerships.  At December 31, 2019, indirect automobile loans totaled approximately $110 million.  We expect this total balance will be largely paid off in the next two years.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  Collateral and repayment evaluations of all assets categorized as potential problem loans, non-performing loans or foreclosed assets were completed with corresponding charge-offs or reserve allocations made as appropriate.

In June 2017, the loss sharing agreements with the FDIC for Inter Savings Bank were terminated.  In April 2016, the loss sharing agreements with the FDIC for Team Bank, Vantus Bank and Sun Security Bank were terminated.  Loans acquired from the FDIC related to Valley Bank did not have a loss sharing agreement.  All acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date.  These loan pools are systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition.  Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include larger loan relationships and those loan pools which exhibit higher risk characteristics.  Review of the acquired loan portfolio also includes review of financial information, collateral valuations and customer interaction to determine if additional reserves are warranted.

The Bank’s allowance for loan losses as a percentage of total loans, excluding FDIC-acquired loans, was 1.00%, 0.98% and 0.99% at December 31, 2019, December 31, 2018 and September 30, 2019, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Bank’s loan portfolio at December 31, 2019, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If economic conditions were to deteriorate or management’s assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below. These assets were initially recorded at their estimated fair values as of their acquisition dates and are accounted for in pools. Therefore, these loan pools are analyzed rather than the individual loans.  The performance of the loan pools acquired in each of the five transactions has been better than expectations as of the acquisition dates.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at December 31, 2019 were $8.2 million, a decrease of $3.6 million from $11.8 million at December 31, 2018 and a decrease of $820,000 from $9.0 million at September 30, 2019. Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.16% at December 31, 2019, compared to 0.25% at December 31, 2018 and 0.18% at September 30, 2019.

Compared to December 31, 2018, non-performing loans decreased $1.8 million to $4.5 million at December 31, 2019, and foreclosed assets decreased $1.8 million to $3.7 million at December 31, 2019. Compared to

September 30, 2019, non-performing loans decreased $147,000 to $4.5 million at December 31, 2019, and foreclosed assets decreased $673,000 to $3.7 million at December 31, 2019.  Non-performing one- to four-family residential loans comprised $1.4 million, or 30.5%, of the total non-performing loans at December 31, 2019, a decrease of $100,000 from September 30, 2019. Non-performing commercial business loans comprised $1.2 million, or 27.3%, of the total non-performing loans at December 31, 2019, a decrease of $10,000 from September 30, 2019.  Non-performing consumer loans comprised $1.3 million, or 28.2%, of the total non-performing loans at December 31, 2019, an increase of $51,000 from September 30, 2019.  Non-performing commercial real estate loans comprised $632,000, or 14.0%, of the total non-performing loans at December 31, 2019, a decrease of $5,000 from September 30, 2019.

Compared to September 30, 2019, potential problem loans decreased $59,000 and remained at $4.4 million at December 31, 2019.

Activity in the non-performing loans category during the quarter ended December 31, 2019, was as follows:

	Beginning Balance, October 1	Additions to Non- Performing		Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$—	$—		$—	$—	$—	$—	$—	$—
Subdivision construction	—	—		—	—	—	—	—	—
Land development	83	—		—	—	—	—	(83)	—
Commercial construction	—	—		—	—	—	—	—	—
One- to four-family residential	1,479	364		—	—	(291)	—	(173)	1,379
Other residential	—	—		—	—	—	—	—	—
Commercial real estate	637	—		—	—	—	—	(5)	632
Commercial business	1,245	14		—	—	—	—	(24)	1,235
Consumer	1,222	321		—	—	—	(45)	(225)	1,273

Total	$4,666	$699	$	__—	$—	$(291)	$(45)	$(510)	$4,519

At December 31, 2019, the non-performing commercial business category included four loans, one of which was added during the current quarter.  The largest relationship in this category, which was added during 2018, totaled $1.1 million, or 85.7% of the total category.  This relationship is collateralized by an assignment of an interest in a real estate project.  The non-performing one- to four-family residential category included 23 loans, six of which were added during the current quarter.  The largest relationship in the category totaled $158,000, or 11.5% of the total category.  The non-performing commercial real estate category included 3 loans, none of which were added during the current quarter.  The largest relationship in the category totaled $530,000, or 83.9% of the total category.  The non-performing consumer category included 111 loans, 26 of which were added during the current quarter, and the majority of which are indirect used automobile loans.

Activity in the potential problem loans category during the quarter ended December 31, 2019, was as follows:

	Beginning Balance, October 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, December 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	826	9	(30)	—	—	—	(14)	791
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	3,334	—	—	—	—	—	(256)	3,078
Commercial business	—	—	—	—	—	—	—	—
Consumer	280	288	—	(7)	(2)	(21)	(26)	512

Total	$4,440	$297	$(30)	$(7)	$(2)	$(21)	$(296)	$4,381

At December 31, 2019, the commercial real estate category of potential problem loans included two loans, one of which was added during the first quarter of 2019.  The largest relationship in this category (added during 2018), which totaled $1.8 million, or 60.0% of the total category, is collateralized by a mixed use commercial retail building.  Payments were current on this relationship at December 31, 2019. The other relationship in the category (added during the first quarter 2019), which totaled $1.2 million, or 40.0% of the total category, is collateralized by a commercial retail building.  Payments were current at December 31, 2019 and principal payments totaling $204,000 were received during the quarter.  The one- to four-family residential category of potential problem loans included 16 loans, one of which was added during the current quarter. The consumer category of potential problem loans included 55 loans, 30 of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended December 31, 2019, excluding $1.0 million in foreclosed assets related to loans acquired in FDIC-assisted transactions and $871,000 in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, October 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, December 31
			(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	755	—	—	9	(75)	689
Land development	2,594	—	(686)	—	(92)	1,816
Commercial construction	—	—	—	—	—	—
One- to four-family residential	310	291	—	—	—	601
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	665	679	(799)	—	—	545

Total	$4,324	$970	$(1,485)	$9	$(167)	$3,651

At December 31, 2019, the land development category of foreclosed assets included three properties, the largest of which was located in the Branson, Mo. area and had a balance of $768,000, or 42.3% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 70.3% was located in the Branson, Mo. area, including the largest property mentioned.  Two properties in this category were sold during the three months ended December 31, 2019.  The subdivision construction category of foreclosed assets included three properties, the largest of which was located in the Branson, Mo. area and had a balance of $350,000, or 50.8% of the total category. Of the total dollar amount in the subdivision construction category of foreclosed assets, 90.0% is located in Branson, Mo., including the largest property mentioned in the preceding sentence.  The one- to four-family category of foreclosed assets included two properties, one of which was added during the quarter with a balance of $291,000. The amount of additions and sales in the consumer loans category are due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.  The Company experienced increased levels of delinquencies and repossessions in indirect and used automobile loans throughout 2016 and 2017.  The level of delinquencies and repossessions in indirect and used automobile loans generally decreased in 2018 and 2019, though potential problem loans in this category increased in 2019, as indicated above.

BUSINESS INITIATIVES

The Company’s retail online banking platform and mobile banking application are currently being upgraded to enhance customer functionality and convenience. The new platform and app are expected to be available to customers during the second quarter of 2020.

A transition to a new debit card payment processing vendor is expected to be completed by the end of January 2020. The move to MasterCard as the payment processing partner is expected to allow for more streamlined processing of debit card transactions and the ability to respond faster to advancing technology.

The Company’s retail banking center network continues to evolve. A third-party vendor has been engaged to analyze all banking center facilities and the in-branch customer experience to ensure that this physical access channel is efficiently evolving with customer preferences.

Several banking center improvement projects began or were already underway during the fourth quarter of 2019. In the Parsons, Kan. market, remodeling is proceeding on the downtown office at 1900 Main, which includes the addition of drive-through banking lanes. Once completed in mid-2020, the nearby drive-through facility located at 1727 Corning will be consolidated into the downtown office, leaving one office serving the Parsons market. In the Joplin market, the Company recently purchased a banking facility vacated by another financial institution. This facility is located in close proximity to other current Great Southern banking centers. After a contractual black-out period that ends in April 2021, the Company expects to consolidate some of these existing operations into the purchased facility, which provides better customer accessibility. In the Kansas City metropolitan market, a banking center in Prairie Village has been remodeled to provide better access for customers. The two-story office in Rogers, Ark., is currently being remodeled to move the commercial lending offices from the second floor to space adjacent to the retail banking center offices on the first floor. The space vacated on the second floor is expected to be leased to third parties. Four other third-party tenants also lease space in this facility.  The banking center at 1701 W. Jackson in Ozark, Mo. is undergoing construction to reconfigure excess space to be leased to third parties.

The Company will host a conference call on Wednesday, January 22, 2020, at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss fourth quarter 2019 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 4492908. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 97 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company's market areas; (ix) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (x) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xi) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Reform Legislation; (xii) changes in accounting principles, policies or guidelines; (xiii) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xiv) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for loan losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xv) costs and effects of litigation, including settlements and judgments; and (xvi) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at the dates and for the periods indicated.  Financial data at all dates and for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included.  The results of operations and other data for the three months and years ended December 31, 2019 and 2018, and the three months ended September 30, 2019, are not necessarily indicative of the results of operations which may be expected for any future period.

	December 31,	December 31,
	2019	2018
Selected Financial Condition Data:	(In thousands)

Total assets	$5,015,072	$$4,676,200
Loans receivable, gross	4,201,380	4,034,810
Allowance for loan losses	40,294	38,409
Other real estate owned, net	5,525	8,440
Available-for-sale securities, at fair value	374,175	243,968
Deposits	3,960,106	3,725,007
Total borrowings	412,374	397,594
Total common stockholders’ equity	603,066	531,977
Non-performing assets (excluding FDIC-assisted transaction assets)	8,170	11,780

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2019	2018	2019	2018	2019
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$58,726	$56,140	$234,994	$205,949	$60,187
Interest expense	13,783	11,584	54,602	37,757	14,263
Net interest income	44,943	44,556	180,392	168,192	45,924
Provision for loan losses	650	1,950	6,150	7,150	1,950
Non-interest income	7,694	7,220	30,957	36,218	8,655
Non-interest expense	29,536	28,773	115,138	115,310	28,725
Provision for income taxes	4,559	3,765	16,449	14,841	4,172
Net income and net income available to common shareholders	$17,892	$17,288	$73,612	$67,109	$19,732

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2019	2018	2019	2018	2019
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$ 1.24	$ 1.21	$ 5.14	$ 4.71	$ 1.38
Book value	$42.29	$37.59	$42.29	$37.59	$41.98

Earnings Performance Ratios:
Annualized return on average assets	1.44%	1.50%	1.52%	1.49%	1.61%
Annualized return on average common stockholders’ equity	11.78%	13.34%	12.88%	13.46%	13.46%
Net interest margin	3.82%	4.07%	3.95%	3.99%	3.95%
Average interest rate spread	3.49%	3.79%	3.62%	3.75%	3.61%
Efficiency ratio	56.11%	55.57%	54.48%	56.41%	52.63%
Non-interest expense to average total assets	2.38%	2.49%	2.37%	2.56%	2.34%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	1.00%	0.99%	1.00%	0.99%	0.99%
Non-performing assets to period-end assets	0.16%	0.25%	0.16%	0.25%	0.18%
Non-performing loans to period-end loans	0.11%	0.16%	0.11%	0.16%	0.11%
Annualized net charge-offs to average loans	0.07%	0.10%	0.10%	0.13%	0.08%

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	December 31, 2019	December 31, 2018	September 30, 2019
Assets
Cash	$99,299	$110,108	$105,068
Interest-bearing deposits in other financial institutions	120,856	92,634	85,809
Cash and cash equivalents	220,155	202,742	190,877

Available-for-sale securities	374,175	243,968	349,020
Mortgage loans held for sale	9,242	1,650	10,819
Loans receivable (1), net of allowance for loan losses of $40,294 – December 2019; $38,409 – December 2018; $40,406 – September 2019	4,153,982	3,989,001	4,156,703
Interest receivable	13,530	13,448	13,701
Prepaid expenses and other assets	74,984	55,336	82,218
Other real estate owned and repossessions (2), net	5,525	8,440	7,444
Premises and equipment, net	141,908	132,424	141,227
Goodwill and other intangible assets	8,098	9,288	8,386
Federal Home Loan Bank stock	13,473	12,438	11,765
Current and deferred income taxes	—	7,465	—

Total Assets	$5,015,072	$4,676,200	$4,972,160

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$3,960,106	$3,725,007	$3,935,154
Securities sold under reverse repurchase agreements with customers	84,167	105,253	102,569
Short-term borrowings	228,157	192,725	191,116
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	74,276	73,842	74,168
Accrued interest payable	4,250	3,570	3,119
Advances from borrowers for taxes and insurance	7,484	5,092	10,405
Accounts payable and accrued expenses	24,904	12,960	27,048
Current and deferred income taxes	2,888	—	6,037
Total Liabilities	4,412,006	4,144,223	4,375,390

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding December 2019, December 2018 and September 2019– -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2019 – 14,261,052 shares; December 2018 – 14,151,198 shares; September 2019 – 14,214,054 shares	143	142	142
Additional paid-in capital	33,510	30,121	32,085
Retained earnings	537,167	492,087	523,493
Accumulated other comprehensive gain	32,246	9,627	41,050
Total Stockholders’ Equity	603,066	531,977	596,770

Total Liabilities and Stockholders’ Equity	$5,015,072	$4,676,200	$4,972,160

(1)At December 31, 2019, December 31, 2018 and September 30, 2019, includes loans, net of discounts, totaling $127.2 million, $167.6 million and $141.7 million, respectively, which were acquired in FDIC-assisted transactions and are accounted for under ASC 310-30.

(2)At December 31, 2019, December 31, 2018 and September 30, 2019, includes foreclosed assets, net of discounts, totaling $1.0 million, $1.4 million and $1.1 million, respectively, which were acquired in FDIC-assisted transactions.  In addition, December 31, 2019, December 31, 2018 and September 30, 2019, includes $871,000, $1.6 million and $2.0 million of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

					Three Months
	Three Months Ended		Year Ended		Ended
	December 31,		December 31,		September 30,
	2019	2018	2019	2018	2019
Interest Income
Loans	$55,495	$53,779	$223,047	$198,226	$57,226
Investment securities and other	3,231	2,361	11,947	7,723	2,961
	58,726	56,140	234,994	205,949	60,187
Interest Expense
Deposits	11,725	8,899	45,570	27,957	11,792
Federal Home Loan Bank advances	—	1,021	—	3,985	—
Short-term borrowings and repurchase agreements	732	380	3,635	765	1,123
Subordinated debentures issued to capital trust	232	260	1,019	953	253
Subordinated notes	1,094	1,024	4,378	4,097	1,095
	13,783	11,584	54,602	37,757	14,263

Net Interest Income	44,943	44,556	180,392	168,192	45,924
Provision for Loan Losses	650	1,950	6,150	7,150	1,950
Net Interest Income After Provision for Loan Losses	44,293	42,606	174,242	161,042	43,974

Noninterest Income
Commissions	219	269	889	1,137	173
Service charges and ATM fees	5,011	5,505	20,898	21,695	5,619
Net gains on loan sales	962	350	2,607	1,788	1,021
Late charges and fees on loans	367	382	1,432	1,622	364
Net realized gains on sales of available-for-sale securities	(72)	—	(62)	2	—
Gain (loss) on derivative interest rate products	65	(28)	(104)	25	(101)
Gain on sale of business units	—	—	—	7,414	—
Other income	1,142	742	5,297	2,535	1,579
	7,694	7,220	30,957	36,218	8,655

Noninterest Expense
Salaries and employee benefits	16,329	15,484	63,224	60,215	15,827
Net occupancy expense	6,755	6,394	26,217	25,628	6,613
Postage	855	804	3,198	3,348	792
Insurance	348	672	2,015	2,674	339
Advertising	645	568	2,808	2,460	794
Office supplies and printing	334	258	1,077	1,047	258
Telephone	934	934	3,580	3,272	904
Legal, audit and other professional fees	601	1,050	2,624	3,423	681
Expense on other real estate and repossessions	542	543	2,184	4,919	603
Partnership tax credit investment amortization	91	91	365	575	91
Acquired deposit intangible asset amortization	289	325	1,190	1,562	289
Other operating expenses	1,813	1,650	6,656	6,187	1,534
	29,536	28,773	115,138	115,310	28,725

Income Before Income Taxes	22,451	21,053	90,061	81,950	23,904
Provision for Income Taxes	4,559	3,765	16,449	14,841	4,172

Net Income and Net Income Available to Common Shareholders	$17,892	$17,288	$73,612	$67,109	$19,732

Earnings Per Common Share
Basic	$1.26	$1.22	$5.18	$4.75	$1.39
Diluted	$1.24	$1.21	$5.14	$4.71	$1.38

Dividends Declared Per Common Share	$0.34	$0.32	$2.07	$1.20	$0.34

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Net fees included in interest income were $921,000 and $1.0 million for the three months ended December 31, 2019 and 2018, respectively.  Net fees included in interest income were $4.0 million and $3.5 million for the year ended December 31, 2019 and 2018, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	December 31, 2019(1)	Three Months Ended December 31, 2019			Three Months Ended December 31, 2018
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.07%	$571,496	$7,353	5.10%	$477,064	$6,379	5.31%
Other residential	5.00	804,712	10,597	5.22	777,669	10,514	5.36
Commercial real estate	4.84	1,499,340	19,021	5.03	1,392,042	17,852	5.09
Construction	5.12	714,021	10,194	5.66	610,704	9,192	5.97
Commercial business	4.89	257,375	3,168	4.88	274,874	3,512	5.07
Other loans	5.72	342,387	4,935	5.72	461,730	6,080	5.22
Industrial revenue bonds	4.87	14,458	227	6.23	16,133	250	6.15

Total loans receivable	4.97	4,203,789	55,495	5.24	4,010,216	53,779	5.32

Investment securities	3.20	374,587	2,865	3.03	235,885	1,809	3.04
Other interest-earning assets	1.75	89,471	366	1.62	99,437	552	2.20

Total interest-earning assets	4.74	4,667,847	58,726	4.99	4,345,538	56,140	5.13
Non-interest-earning assets:
Cash and cash equivalents		92,633			94,584
Other non-earning assets		196,844			173,490
Total assets		$4,957,324			$4,613,612

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.55	$1,555,775	2,248	0.57	$1,485,174	1,715	0.46
Time deposits	2.09	1,731,904	9,477	2.17	1,507,287	7,184	1.89
Total deposits	1.36	3,287,679	11,725	1.41	2,992,461	8,899	1.18
Short-term borrowings and repurchase agreements	1.25	247,898	732	1.17	161,691	380	0.93
Subordinated debentures issued to capital trust	3.51	25,774	232	3.57	25,774	260	4.00
Subordinated notes	5.89	74,239	1,094	5.85	73,829	1,024	5.50
FHLB advances	—	—	—	—	164,924	1,021	2.46

Total interest-bearing liabilities	1.46	3,635,590	13,783	1.50	3,418,679	11,584	1.34
Non-interest-bearing liabilities:
Demand deposits		677,952			652,621
Other liabilities		36,474			24,056
Total liabilities		4,350,016			4,095,356
Stockholders’ equity		607,308			518,256
Total liabilities and stockholders’ equity		$4,957,324			$4,613,612

Net interest income:
Interest rate spread	3.28%		$44,943	3.49%		$44,556	3.79%
Net interest margin*				3.82%			4.07%
Average interest-earning assets to average interest-bearing liabilities		128.4%			127.1%

______________

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)The yield on loans at December 31, 2019, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended December 31, 2019.

	December 31, 2019(1)	Year Ended December 31, 2019			Year Ended December 31, 2018
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.07%	$532,051	$27,450	5.16%	$449,917	$22,924	5.10%
Other residential	5.00	812,412	43,931	5.41	761,115	38,863	5.11
Commercial real estate	4.84	1,443,435	74,256	5.14	1,325,398	64,605	4.87
Construction	5.12	706,581	41,767	5.91	569,570	31,198	5.48
Commercial business	4.89	258,606	13,234	5.12	285,125	14,104	4.95
Other loans	5.72	387,854	21,511	5.55	499,131	25,250	5.06
Industrial revenue bonds	4.87	14,841	898	6.05	20,563	1,282	6.23

Total loans receivable	4.97	4,155,780	223,047	5.37	3,910,819	198,226	5.07

Investment securities	3.20	326,450	10,066	3.08	201,330	5,835	2.90
Other interest-earning assets	1.75	87,767	1,881	2.14	104,220	1,888	1.81

Total interest-earning assets	4.74	4,569,997	234,994	5.14	4,216,369	205,949	4.88
Non-interest-earning assets:
Cash and cash equivalents		92,315			97,796
Other non-earning assets		192,695			189,161
Total assets		$4,855,007			$4,503,326

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.55	$1,507,518	7,971	0.53	$1,532,368	5,982	0.39
Time deposits	2.09	1,716,786	37,599	2.19	1,375,508	21,975	1.60
Total deposits	1.36	3,224,304	45,570	1.41	2,907,876	27,957	0.96
Short-term borrowings and repurchase agreements	1.25	260,024	3,635	1.40	136,264	765	0.56
Subordinated debentures issued to capital trust	3.51	25,774	1,019	3.95	25,774	953	3.70
Subordinated notes	5.89	74,070	4,378	5.91	73,772	4,097	5.55
FHLB advances	—	—	—	—	190,245	3,985	2.09

Total interest-bearing liabilities	1.46	3,584,172	54,602	1.52	3,333,931	37,757	1.13
Non-interest-bearing liabilities:
Demand deposits		665,606			649,357
Other liabilities		33,592			21,530
Total liabilities		4,283,370			4,004,818
Stockholders’ equity		571,637			498,508
Total liabilities and stockholders’ equity		$4,855,007			$4,503,326

Net interest income:
Interest rate spread	3.28%		$180,392	3.62%		$168,192	3.75%
Net interest margin*				3.95%			3.99%
Average interest-earning assets to average interest-bearing liabilities		127.5%			126.5%

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*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)The yield on loans at December 31, 2019, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the year ended December 31, 2019.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.

We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets.  Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength.  Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers.  In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Year Ended
	December 31,				December 31,
	2019		2018		2019		2018
	(Dollars in thousands)				(Dollars in thousands)
Reported net interest income/ margin	$44,943	3.82%	$44,556	4.07%	$180,392	3.95%	$168,192	3.99%
Less: Impact of FDIC-acquired loan accretion adjustments	2,271	0.19	1,482	0.14	7,433	0.16	5,134	0.12
Core net interest income/margin	$42,672	3.63%	$43,074	3.93%	$172,959	3.79%	$163,058	3.87%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	December 31,	December 31,
	2019	2018
	(Dollars in thousands)
Common equity at period end	$603,066	$531,977
Less: Intangible assets at period end	8,098	9,288
Tangible common equity at period end (a)	$594,968	$522,689

Total assets at period end	$5,015,072	$4,676,200
Less: Intangible assets at period end	8,098	9,288
Tangible assets at period end (b)	$5,006,974	$4,666,912

Tangible common equity to tangible assets (a) / (b)	11.88%	11.20%